UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. __ )

                              Repligen Corporation
--------------------------------------------------------------------------------
                                (Name of issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    759916109
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                 August 28, 2000
--------------------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                               / / Rule 13d-1 (b)
                               /X/ Rule 13d-1 (c)
                               / / Rule 13d-1 (d)

---------------------------------
      CUSIP No. 759916109
---------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank AG
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
                                                                       (b) / /
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    0
                             ------ --------------------------------------------
BENEFICIALLY OWNED BY               SHARED VOTING POWER
                             6      1,392,000*
                             ------ --------------------------------------------
EACH REPORTING                      SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      1,392,000*
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,392,000*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                / /
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.2%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
-------- -----------------------------------------------------------------------

* Included in this figure are the securities reported by Deutsche Funds Holding GmbH and DWS Investment S.A., Luxembourg on the following cover pages.

** Included in this percentage is the percentage of securities reported by Deutsche Funds Holding GmbH and DWS Investment S.A., Luxembourg on the following cover pages.

---------------------------------
      CUSIP No. 759916109
---------------------------------



-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Funds Holding GmbH
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
                                                                       (b) / /
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
------------------------------ ------ ------------------------------------------
NUMBER OF SHARES                 5    SOLE VOTING POWER
                                      0
                               ------ ------------------------------------------
BENEFICIALLY OWNED BY                 SHARED VOTING POWER
                                 6    1,392,000*
                               ------ ------------------------------------------
EACH REPORTING                        SOLE DISPOSITIVE POWER
                                 7    0
                               ------ ------------------------------------------
PERSON WITH                           SHARED DISPOSITIVE POWER
                                 8    1,392,000*
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,392,000*
-------- -----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                / /
-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.2%**
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

         HC
-------- -----------------------------------------------------------------------

*Included in this figure are the securities reported by DWS Investment S.A., Luxembourg on the following page.

**Included in this percentage is the percentage of securities reported by DWS Investment S.A., Luxembourg on the following page.

---------------------------------
      CUSIP No. 759916109
---------------------------------



-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DWS Investment S.A., Luxembourg
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
                                                                       (b) / /
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         [Federal Republic of Germany]
------------------------------ ------ ------------------------------------------
NUMBER OF SHARES                 5    SOLE VOTING POWER
                                      0
                               ------ ------------------------------------------
BENEFICIALLY OWNED BY                 SHARED VOTING POWER
                                 6    1,392,000
                               ------ ------------------------------------------
EACH REPORTING                        SOLE DISPOSITIVE POWER
                                 7    0
                               ------ ------------------------------------------
PERSON WITH                           SHARED DISPOSITIVE POWER
                                 8    1,392,000
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,392,000
-------- -----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                / /
-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.2%
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

         CO
-------- -----------------------------------------------------------------------

Item 1(a).        Name of Issuer:

                  Repligen Corp. (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  The address of the Issuer's principal executive offices is 117 Fourth Avenue Needham, MA 02494.

Item 2(a).        Name of Person Filing:

                  This statement is filed on behalf of Deutsche Bank AG ("DBAG") Deutsche Funds Holding GmbH ("DWSG") and DWS Investment S.A., Luxembourg ("DWSI", and together with DBAG and DWSG, the "Reporting Persons").

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

                  The principal place of business of DWSG is Feldbergstrasse 22, 60323, Frankfurt, Federal Republic of Germany.

                  The principal place of business of DWSI is 2, Boulevard Konrad Adenauer, 1115 Luxembourg.

Item 2(c).        Citizenship:

                  The citizenship of each of the Reporting Persons is set forth on the applicable cover page.

Item 2(d).        Title of Class of Securities:

                  The title of the securities is Common Stock (the "Common Stock").

Item 2(e).        CUSIP Number:

                  The CUSIP number of the Common Stock is set forth on each cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a)  / /  Broker or dealer  registered under section 15 of the
                            Act;

                  (b)  / /  Bank as defined in section 3(a)(6) of the Act;

                  (c)  / /  Insurance  Company as defined in section 3(a)(19) of the Act;

                  (d)  / /  Investment Company registered under section 8 of the
                            Investment Company Act of 1940;

                  (e)  / /  An investment  adviser in accordance with Rule 13d-1
                            (b)(1)(ii)(E);

                  (f)  / /  An  employee  benefit  plan,  or  endowment  fund in accordance with Rule 13d-1 (b)(1)(ii)(F);

                  (g)  / /  A  parent  holding  company  or  control  person  in accordance with Rule 13d-1 (b)(1)(ii)(G);

                  (h)  / /  A savings  association as defined in section 3(b) of the Federal Deposit Insurance Act;

                  (i)  / /  A church plan that is excluded  from the  definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                  (j)  / /  Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1 (c), check this box. /X/

Item 4.           Ownership.

                  (a)      Amount beneficially owned:

                           Each of the Reporting  Persons owns the amount of the
                  Common Stock as set forth on the applicable cover page.

                  (b)      Percent of class:

                           Each of the Reporting  Persons owns the percentage of
                  the Common Stock as set forth on the applicable cover page.

                  (c)      Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:

                                    Each of the  Reporting  Persons has the sole
                           power to vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                           (ii)     shared power to vote or to direct the vote:

                                    Each of the Reporting Persons has the shared
                           power to vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                           (iii) sole power to dispose or to direct the disposition of:

                                    Each of the  Reporting  Persons has the sole
                           power to dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

                           (iv) shared power to dispose or to direct the disposition of:

                                    Each of the Reporting Persons has the shared
                           power to dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.

[Item 6.]         Ownership  of More than  Five  Percent  on  Behalf of  Another
                  Person.

                  [Mutual fund clients of the Reporting Persons have the ultimate right to any dividends from the Common Stock and the proceeds from the sale of the Common Stock.]

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 11, 2000



                                             DEUTSCHE BANK AG



                                             By: /s/ Dieter Eisele
                                                --------------------------------
                                                Name:   Dr. Dieter Eisele
                                                Title:  Group Head of Compliance



                                             By:  /s/ Christoph Kirschhofer
                                                --------------------------------
                                                Name:   Christoph Kirschhofer
                                                Title:  Director

                                                                       EXHIBIT 1


                     Consent of Deutsche Funds Holding GmbH


                  The undersigned agrees that the Schedule 13G executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Funds Holding GmbH, and DWS Investment S.A., Luxembourg pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  September 11, 2000



                                             DEUTSCHE FUNDS HOLDING GMBH



                                             By: /s/ Peter Grafunder
                                                --------------------------------
                                                Name:  Peter Grafunder
                                                Title: Managing Director




                                             By: /s/ Ralf Ring
                                                --------------------------------
                                                Name:  Ralf Ring
                                                Title: Compliance Officer

                                                                       EXHIBIT 2

                   Consent of DWS Investment S.A., Luxembourg


                  The undersigned agrees that the Schedule 13G executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Funds Holding GmbH and DWS Investment S.A., Luxembourg pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  September 11, 2000



                                             DWS INVESTMENT S.A., LUXEMBOURG



                                             By: /s/ Peter Grafunder
                                                --------------------------------
                                                Name:  Peter Grafunder
                                                Title: Managing Director




                                             By: /s/ Ralf Ring
                                                --------------------------------
                                                Name:  Ralf Ring
                                                Title: Compliance Officer